Exhibit 99.1

EFI Receives Additional Nasdaq Notice

Foster City, Calif. – March 13, 2007 – Electronics for Imaging, Inc. (“EFI”) (Nasdaq: EFII) today announced that it received an additional Nasdaq Staff Determination notice on March 8, 2007 for failure to comply with Nasdaq Marketplace Rule 4310(c)(14) because EFI has not timely filed its Annual Report on Form 10-K for the year ended December 31, 2006.

As previously announced, a Special Committee of EFI’s Board of Directors is conducting an investigation of the Company’s historical stock option granting practices. The Company is unable to prepare and file its Form 10-K until the Special Committee investigation is complete.

The Company’s failure timely to file its Form 10-K serves as an additional basis for delisting EFI’s common stock from The Nasdaq Global Select Market. As disclosed on March 2, 2007, a Nasdaq Listing Qualifications Panel has granted EFI’s request for continued listing of its common stock on The Nasdaq Global Select Market, subject to the following conditions: (1) on or about April 13, 2007, EFI must submit additional information to Nasdaq regarding the results of EFI’s internal review of its historical equity award practices and related accounting; and (2) on or before May 8, 2007, EFI must file with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and all necessary restatements of its prior financial statements. EFI’s plan of compliance as presented to the Panel also requires EFI to file its Annual Report on Form 10-K for the year ended December 31, 2006 on or before May 8, 2007. Should EFI be unable to meet these deadlines, there can be no assurance that Nasdaq will grant an additional extension of time to meet such conditions or that EFI’s common stock will remain listed on The Nasdaq Global Select Market.

Forward-Looking Statements

This press release contains forward-looking statements concerning EFI’s investigation of its stock option grant practices and deadlines that must be satisfied in order to maintain the listing of EFI’s common stock on The Nasdaq Global Select Market, including deadlines included in EFI’s plan of compliance as presented to the Nasdaq Listing Qualifications Panel. There can be no assurance concerning the outcomes of the stock option review or satisfaction of the deadlines established by the Panel or EFI’s plan of compliance as presented to the Panel. Forward-looking statements are made as of the date of this press release and, except as required by law, EFI does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About EFI

EFI (www.efi.com) is the world leader in color digital print servers, superwide format printers and inks, and commercial and enterprise print management solutions. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; superwide digital inkjet printers, UV and solvent inks; industrial inkjet printing systems, print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.

EFI is a registered trademark of Electronics For Imaging, Inc. in the U.S. Patent and Trademark Office and/or certain other foreign jurisdictions.

Contact:

EFI Public Relations

Katie Maller, 650-357-3032

katie.maller@efi.com